Exhibit 99.01

Press Release

Available for Immediate Publication: May 6, 2013

FNB Bancorp Partially Redeems Preferred Stock Issued to the SBLF

Source: FNB Bancorp (CA) (QTCQB: FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (the “Company”) announced today that it repaid 25% or $3.15 million of its outstanding preferred shares that had been issued to the United States Treasury Department through the Small Business Lending Fund (“SBLF”). The Company continues to have $9.45 million in preferred shares issued and outstanding through this program.

“We are pleased to have accumulated sufficient earnings to begin the redemption of our outstanding preferred shares issued to the SBLF. Our capital position is strong, and this partial redemption of the SBLF preferred stock fits into our plan to redeem our outstanding preferred stock when it is prudent to do so. We are committed to growing our organization and building a capital base that is sufficient to withstand the economic downturns when they occur,” stated Tom McGraw, Chief Executive Officer.

FNB Bancorp is the sole shareholder of First National Bank of Northern California (the “Bank”). For more information regarding the Company or the Bank, please visit our website located at .fnbnorcal.com. First National Bank of Northern California is an FDIC insured institution.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.